UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                                 Rollins, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $1.00 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  775711 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              B. Joseph Alley, Jr.
                            2800 One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3400
                                 (404) 873-8688
--------------------------------------------------------------------------------
      (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                    12/31/02
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 775711 10 4




====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    R. Randall Rollins
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7          Sole Voting Power

                                                     36,848***
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,697,885*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                     36,848***
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,697,885*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,734,733*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |X|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   49.3 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        IN
====================================================================================================================

* Does not include 62,903** shares of the Company held by his wife. Includes 14,079,185** shares of the Company held by RFPS Investments I, L.P. of which LOR Investment Company, LLC, a Georgia limited liability company, wholly owned by LOR, Inc., is the general partner. Mr. Rollins is an officer, director, and owner of 50% of the voting stock of LOR, Inc.

**   Mr. Rollins disclaims any beneficial interest in these holdings.

***  Includes 14,679** shares held as Trustee.

CUSIP No. 775711 10 4





===================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    Gary W. Rollins
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                    00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7          Sole Voting Power
                                                      455,871
--------------------------------------------------------------------------------------------------------------------

8          Shared Voting Power

                                                    14,697,885*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                      455,871
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,697,885*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    15,153,756*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |X|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   50.7 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        IN
====================================================================================================================

* Does not include 70,323** shares of the Company held by his wife. Includes 14,079,185** shares of the Company held by RFPS Investments I, L.P. of which LOR Investment Company, LLC, a Georgia limited liability company, wholly owned by LOR, Inc., is the general partner. Mr. Rollins is an officer, director, and owner of 50% of the voting stock of LOR, Inc

**   Mr. Rollins disclaims any beneficial interest in these holdings.

CUSIP No. 775711 10 4




====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    RFPS Investments I, L.P.
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                    00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7          Sole Voting Power

                                                    14,079,185
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                    14,079,185
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        PN
====================================================================================================================

CUSIP No. 775711 10 4






====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    LOR, Inc.
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                          0
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        CO
====================================================================================================================


* Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest. LOR Investment Company, LLC, the general partner of the Partnership, is wholly owned by the reporting person.

CUSIP No. 775711 10 4





====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    LOR Investment Company, LLC
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        WC
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        CO
====================================================================================================================


* Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is the general partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest. The reporting person is wholly owned by LOR, Inc.

CUSIP No. 775711 10 4




====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    Rollins Holding Company, Inc.
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        CO
====================================================================================================================


* Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 775711 10 4




====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    Grace C. Rollins
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        IN
====================================================================================================================

* Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 775711 10 4






====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    RWR Management Company, LLC
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        CO
====================================================================================================================

* Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 775711 10 4





====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    RRR Grandchildren's Custodial Partnership I, L.P.
--------------------------------------------------------------------------------------------------------------------

2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        PN
====================================================================================================================


* Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 775711 10 4





====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    JR Partnership, L.P.
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        PN
====================================================================================================================

* Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 775711 10 4





====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    JPR Investment Partnership, L.P.
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        PN
====================================================================================================================

* Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 775711 10 4



====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    Richard R. Rollins, Jr. Grantor Trust
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        OO
====================================================================================================================

* Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 775711 10 4





====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    The Gary W. Rollins Trust
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        OO
====================================================================================================================

* Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 775711 10 4





====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    RCTLOR, LLC
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        OO
====================================================================================================================


* Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 775711 10 4



====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    1997 RRR Grandchildren's Partnership
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        PN
====================================================================================================================


* Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 775711 10 4





====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    MRLT Partners, L.P.

--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        PN
====================================================================================================================


* Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 775711 10 4





====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    Pamela Renee Rollins
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        IN
====================================================================================================================


* Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 775711 10 4




====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    Timothy Curtis Rollins
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |X|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        IN
===================================================================================================================


* Does not include 9,354 shares of the Company held by his wife. Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 775711 10 4




====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    Amy Rollins Kreisler
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                         0
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |X|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.1 percent*
---------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        IN
=====================================================================================================================


* Does not include 2,899 shares of the Company held by her husband. Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 775711 10 4




====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    Nancy Rollins Griffith
--------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
--------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                                        00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

--------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                                   United States
--------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                                      61,436
--------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                                      61,436
--------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                                    14,079,185*
--------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                    14,140,621*
--------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |X|

--------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                                   47.3 percent*
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                                        IN
====================================================================================================================


* Does not include 10,589 shares of the Company held by her husband. Includes 14,079,185 shares owned by RFPS Investments I, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

Item 1.  SECURITY AND ISSUER

     This Amendment No. 2 to Schedule 13D relates to the Common Stock, $1.00 par value, of Rollins, Inc., a Delaware corporation (the "Company"). The original
Schedule 13D ("13D") was filed on November 8, 1993, and was amended by Amendment No. 1 ("Amendment 1") on March 5, 1996. The principal executive office of the Company is located at:

                  2170 Piedmont Road, N.E.
                  Atlanta, Georgia   30324


Item 2.  IDENTITY AND BACKGROUND


     1.   (a) R. Randall Rollins is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) Chairman of the Board and Chief Executive Officer of RPC, Inc., engaged in the business of oil and gas field services and boat manufacturing, the business address of which is 2170 Piedmont Road, N.E., Atlanta, Georgia 30324. Chairman of the Board and Chief Executive Officer of Rollins, Inc., engaged in the provision of pest-control, home security, lawn care and other consumer services, the business address of which is 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (d) None.

          (e) None.

          (f) United States.


     2.   (a) Gary W. Rollins is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) President and Chief Operating Officer of Rollins, Inc., engaged in the provision of pest-control, home security, lawn care and other consumer services, the business address of which is 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (d) None.

          (e) None.

          (f) United States.


     3.   (a) LOR, Inc. is a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia corporation owned and controlled by R. Randall Rollins, Gary W. Rollins, Rollins Family Members and Trusts benefiting Rollins Family Members.

          (d) None.

          (e) None.

          (f) United States.


     4. (a) LOR Investment Company, LLC is a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324

          (c) A Georgia limited liability company, wholly owned by LOR, Inc.

          (d) None.

          (e) None.

          (f) United States.


     5. (a) Rollins Holding Company, Inc. is a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia corporation owned and controlled by R. Randall Rollins, Gary W. Rollins, Rollins Family Members and Trusts benefiting Rollins Family Members.

          (d) None.

          (e) None.

          (f) United States.


     6. (a) RFPS Investments I, L.P. is a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia limited partnership.

          (d) None.

          (e) None.

          (f) United States.


     7.   (a) Grace C. Rollins is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) Retired.

          (d) None.

          (e) None.

          (f) United States.

     8. (a) RWR Management Company, LLC is a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia limited liability  company,  wholly owned by 1986 Robert
W. Rollins Qualified Subchapter S Trust (beneficiary is a son of R. Randall Rollins and R. Randall Rollins is Trustee).

          (d) None.

          (e) None.

          (f) United States.


     9. (a) RRR Grandchildren's Custodial Partnership I, L.P. is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia limited partnership owned and controlled by Gary W. Rollins, general partner, as Trustee and beneficiary of 1997 RRR Grandchildren's Custodial Trust and also owned by grandchildren of R. Randall Rollins as limited partners.

          (d) None.

          (e) None.

          (f) United States.


     10.  (a) JR Partnership, L.P. is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia limited partnership owned and controlled by Amy Rollins Kreisler, general partner, as Trustee and beneficiary of 1996 Amy C. Rollins Trust and also owned by a trust benefiting a grandson of R. Randall Rollins, the limited partner.

          (d) None.

          (e) None.

          (f) United States.


     11. (a) JPR Investment Partnership, L.P. is a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia limited partnership owned and controlled by Amy Rollins Kreisler, general partner, as Trustee and beneficiary of 1996 Amy C. Rollins Trust and also owned by a trust benefiting a grandson of R. Randall Rollins, the limited partner.

          (d) None.

          (e) None.

          (f) United States.


     12. (a) Richard R. Rollins, Jr. Grantor Trust is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A trust for which R. Randall Rollins is Trustee which benefits Richard R. Rollins, Jr., a son of R. Randall Rollins.

          (d) None.

          (e) None.

          (f) United States.


      13. (a) The Gary W. Rollins Trust is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A trust for which R. Randall Rollins is a Co-Trustee in which Gary
W. Rollins and his grandchildren are beneficiaries.

          (d) None.

          (e) None.

          (f) United States.


     14.  (a) RCTLOR, LLC is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia limited liability company for which LOR, Inc. acts as Manager.

          (d) None.

          (e) None.

          (f) United States.


     15. (a) 1997 RRR Grandchildren's Partnership is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia general partnership owned by trusts for which Gary W. Rollins is a Co-Trustee and which grandchildren of R. Randall Rollins are beneficiaries.

          (d) None.

          (e) None.

          (f) United States.


     16.  (a) MRLT Partners, L.P. is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia limited partnership owned and controlled by Gary W. Rollins, general partner, as Trustee and beneficiary of 1997 RRR Grandchildren's Custodial Trust and also owned by the 1999 RRR Charitable Lead Annuity Trust, the limited partner.

          (d) None.

          (e) None.

          (f) United States.


     17.  (a) Pamela Renee Rollins is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) Employer is Rollins, Inc./Customer Relations Manager.

          (d) None.

          (e) None.

          (f) United States.


     18.  (a) Timothy Curtis Rollins is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) Employer is R. Randall Rollins/Project Manager.

          (d) None.

          (e) None.

          (f) United States.


     19.  (a) Amy Rollins Kreisler is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) Employer is The O. Wayne Rollins Foundation/Executive Director.

          (d) None.

          (e) None.

          (f) United States.

     20.  (a) Nancy Rollins Griffith is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) Housewife.

          (d) None.

          (e) None.

          (f) United States.


Item 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     See 13D and Amendment 1. On December 31, 2002, each of the reporting persons contributed the shares shown on Schedule II-A to RFPS Investments I, L.P. (the "Partnership"). No consideration was given for the shares.

Item 4.  PURPOSE OF TRANSACTION

     See 13D and Amendment 1 and Item 3 above. The transactions were effected for administration and collective management purposes. The reporting persons currently intend to hold the shares for investment.

          (a) - (j) None.

Item 5.  INTEREST IN SECURITIES OF THE ISSUER

          (a)-(b) See 13D and Amendment 1

          (c) Transactions subsequent to October 31, 2002, are listed on Exhibit II-B attached hereto and incorporated herein by this reference. All transactions were effected in Atlanta, Georgia, and involved gifts or transfers for which no consideration was given and, thus, no price is listed on Exhibit II-B.

          (d) None.

          (e) Not Applicable.

     Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     There are no such contracts, arrangements, understandings, or relationships with respect to any securities of the Company, including but not limited to transfer or voting of any of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Item 7.  MATERIAL TO BE FILED AS EXHIBITS

          (a) Agreement of filing persons relating to filing of joint statement per Rule 13d-1(f).

          (b) Confirming Statements

          (c) Summary of Transactions

Signature.

         After reasonable inquiry each of the undersigned certifies that to the best of his knowledge and belief the information set forth in this statement is true, complete and correct.

R. RANDALL ROLLINS

GARY W. ROLLINS

LOR, INC.

LOR INVESTMENT COMPANY, LLC

ROLLINS HOLDING COMPANY, INC.

RFPS INVESTMENTS I, L.P.

1997 RRR GRANDCHILDREN'S PARTNERSHIP

GRACE C. ROLLINS

RWR MANAGEMENT COMPANY, LLC

RRR GRANDCHILDREN'S CUSTODIAL
PARTNERSHIP I, L.P.

JR PARTNERSHIP, L.P.

JPR INVESTMENT PARTNERSHIP, L.P.

THE RICHARD R. ROLLINS, JR.
GRANTOR TRUST

THE GARY W. ROLLINS TRUST

MRLT PARTNERS, L.P.

RCTLOR, LLC

PAMELA RENEE ROLLINS

TIMOTHY CURTIS ROLLINS

AMY ROLLINS KREISLER

NANCY ROLLINS GRIFFITH

By: Glenn P. Grove, Jr. as attorney-in fact authorized by
    Confirming Statements presented at Exhibit B



/s/ Glenn P. Grove, Jr.
----------------------------------------
     Glenn P. Grove, Jr.

                                    EXHIBIT A


     The undersigned each hereby certifies and agrees that the above Amendment to Schedule 13D concerning securities issued by Rollins, Inc. is being filed on behalf of each of the undersigned.

R. RANDALL ROLLINS

GARY W. ROLLINS

LOR, INC.

LOR INVESTMENT COMPANY, LLC

ROLLINS HOLDING COMPANY, INC.

RFPS INVESTMENTS I, L.P.

1997 RRR GRANDCHILDREN'S PARTNERSHIP

GRACE C. ROLLINS

RWR MANAGEMENT COMPANY, LLC

RRR GRANDCHILDREN'S CUSTODIAL
PARTNERSHIP I, L.P.

JR PARTNERSHIP, L.P.

JPR INVESTMENT PARTNERSHIP, L.P.

THE RICHARD R. ROLLINS, JR.
GRANTOR TRUST

THE GARY W. ROLLINS TRUST

MRLT PARTNERS, L.P.

RCTLOR, LLC

PAMELA RENEE ROLLINS

TIMOTHY CURTIS ROLLINS

AMY ROLLINS KREISLER

NANCY ROLLINS GRIFFITH

By: Glenn P. Grove, Jr. as attorney-in fact authorized by
    Confirming Statements presented at Exhibit B


/s/ Glenn P. Grove, Jr.
----------------------------------------
     Glenn P. Grove, Jr.

                                    EXHIBIT B

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, R. Randall Rollins, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



                                      /s/ R. Randall Rollins
                                      ---------------------------------
                                      R. Randall Rollins




                                       30
1564194v1

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Gary W. Rollins, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



                                 /s/ Gary W. Rollins
                                 -----------------------------
                                 Gary W. Rollins



                                       31
1577928v1

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, LOR Investment Company, LLC, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                       LOR INVESTMENT COMPANY, LLC
                                       By:  LOR, Inc., sole member


                                       By:  /s/ R. Randall Rollins
                                            ----------------------------------
                                            R. Randall Rollins, President

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, RFPS Investments I, LP, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                   RFPS INVESTMENTS I,  LP

                                   By: LOR Investment Company, LLC,
                                         general partner

                                   By:  LOR, Inc., sole member


                                   By: /s/ R. Randall Rollins
                                       -------------------------------------
                                        R. Randall Rollins, President

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, LOR, Inc., has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                     LOR, INC.


                                     By: /s/ R. Randall Rollins
                                         -----------------------------------
                                         R. Randall Rollins, President

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Rollins Holding Company, Inc., has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                          ROLLINS HOLDING COMPANY, INC.


                                          By: /s/ R. Randall Rollins
                                              -------------------------------
                                              R. Randall Rollins, President

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, 1997 RRR Grandchildren's Partnership, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                      1997 RRR GRANDCHILDREN'S
                                      PARTNERSHIP,
                                      by its General Partner

                                      By:  The R. Randall Rollins Trust
                                           U/Agreement dated December 30, 1976

                                           /s/ Gary W. Rollins
                                           ------------------------------------
                                           Gary W. Rollins, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Grace C. Rollins, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                 GRACE C. ROLLINS

                                 By:  R. Randall Rollins as attorney-in-fact
                                      under General Power of Attorney
                                      dated October 20, 1992


                                 /s/ R. Randall Rollins
                                 -------------------------------------
                                          R. Randall Rollins

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, RWR Management Company, LLC, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                 RWR MANAGEMENT COMPANY, LLC
                                 by its Manager


                                 /s/ R. Randall Rollins
                                 -----------------------------------
                                      R. Randall Rollins

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, RRR Grandchildren's Custodial Partnership I, L.P., has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                       RRR GRANDCHILDREN'S CUSTODIAL
                                       PARTNERSHIP I, L.P.,
                                       by its General Partner

                                       By:  The 1997 RRR Grandchildren's
                                            Custodial Trust U/Agreement
                                             dated July 1, 1997


                                       /s/ Gary W. Rollins
                                       --------------------------------------
                                                Gary W. Rollins, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, JR Partnership, L.P., has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                   JR PARTNERSHIP, L.P.,
                                   by its General Partner

                                   By:  The 1996 Amy Rollins Trust


                                   /s/ Amy Rollins Kreisler
                                   ---------------------------------------------
                                        Amy Rollins Kreisler, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, JPR Investment Partnership, L.P., has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                 JPR INVESTMENT PARTNERSHIP, L.P.,
                                 by its General Partner

                                 By:  The 1996 Amy Rollins Trust


                                 /s/ Amy Rollins Kreisler
                                 -------------------------------------------
                                      Amy Rollins Kreisler, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, The Richard R. Rollins, Jr. Grantor Trust (U/A dtd February 27, 2001), has authorized and designated Glenn
P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
                                  THE RICHARD R. ROLLINS, JR.
                                  GRANTOR TRUST
                                  U/Agreement dated February 27, 2001


                                  /s/ R. Randall Rollins
                                  ----------------------------------------
                                  R. Randall Rollins, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, The Gary W. Rollins Trust (U/A dtd December 30, 1976), has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                   THE GARY W. ROLLINS TRUST
                                   U/Agreement dated December 30, 1976


                                   /s/ R. Randall Rollins
                                   ----------------------------------------
                                   R. Randall Rollins, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, MRLT Partners, L.P., has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                  MRLT PARTNERS, L.P.
                                  by its General Partner

                                  By:  MRLT II, LLC, by its Member

                                          The 1997 RRR Grandchildren's Custodial
                                          Trust U/Agreement dated July 1, 1997


                                  /s/ Gary W. Rollins
                                  ---------------------------------------
                                          Gary W. Rollins, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, RCTLOR, LLC, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                     RCTLOR, LLC by its Managing Member
                                     By:  LOR, Inc.


                                     /s/ R. Randall Rollins
                                     -------------------------------------
                                          R. Randall Rollins, President

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Pamela Renee Rollins, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


                                               /s/ Pamela Renee Rollins
                                               --------------------------------
                                               Pamela Renee Rollins

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Timothy Curtis Rollins, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


                                  /s/ Timothy Curtis Rollins
                                  --------------------------------
                                  Timothy Curtis Rollins

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Amy Rollins Kreisler, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


                                    /s/ Amy Rollins Kreisler
                                    ---------------------------------
                                    Amy Rollins Kreisler

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Nancy Rollins Griffith, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


                                 /s/ Nancy Rollins Griffith
                                 ------------------------------------
                                 Nancy Rollins Griffith

                                    EXHIBIT C

                             SUMMARY OF TRANSACTIONS

A.  Randall Rollins ("RRR"):

         Date             Shares              A/D1       Description

1.       11/22/02         383                 A          Gift of shares received by RRR.

2.       11/22/02         1,149               A          Gift of shares received by RRR as Trustee for RRR's
                                                         children.

3.       12/27/02         500                 A          Shares received by RRR on dissolution of RWR
                                                         Investment Partnership, L.P (RWRP), resulting in an
                                                         increase in shares owned by RRR directly and a
                                                         decrease in his indirect ownership of  shares as
                                                         general partner of RWRP.

4.       12/27/02         49,510              A          Dissolution of 1996 RWR Investment Partnership,
                                                         L.P. (RWRP), resulting in a distribution to the
                                                         1986 Robert W. Rollins Qualified Subchapter S Trust
                                                         (STRST).  STRST in turn transferred these shares,
                                                         and others it directly owned to RWR Management
                                                         Company, LLC (RWRLLC), which is wholly owned by
                                                         STRST and of which RRR is the Manager.  This
                                                         resulted in an increase in RRR's indirect ownership
                                                         of shares in his role as Trustee of Trusts, and
                                                         resulting decrease in RRR's indirect ownership of
                                                         shares in his role as general partner of  RWRP.

5.       12/27/02         50,010              D          Dissolution of 1996 RWR Investment Partnership,
                                                         L.P. (RWRP), resulting in a distribution of 500
                                                         shares to RRR and 49,510 shares to the 1986 Robert
                                                         W. Rollins Qualified Subchapter S Trust (STRST).
                                                         STRST in turn transferred these shares it received
                                                         from RWRP, and others it directly owned to RWR
                                                         Management Company, LLC (RWRLLC), which is wholly
                                                         owned by STRST and of which RRR is the Manager.
                                                         This resulted in an increase in RRR's direct
                                                         ownership of shares and indirect ownership of
                                                         shares in his role as Trustee of STRST, and
                                                         resulting decrease in RRR's indirect ownership of
                                                         shares in his role as general partner of RWRP.

6.       12/31/02         102,000             D          Transfer of shares by RRR as co-Trustee of a trust
                                                         benefiting the family members of Gary W. Rollins to
                                                         RFPS Investments I, L.P., a Georgia limited
                                                         partnership.

7.       12/31/02         203,352             D          Transfer of shares by RRR as Trustee of trusts
                                                         benefiting his children to RFPS Investments I,
                                                         L.P., a Georgia limited partnership.

8.       12/31/02         10,419,000          D          Transfer of shares by LOR, Inc. to RFPS Investments
                                                         I, L.P., a Georgia limited partnership.

9.       12/31/02         432,000             D          Transfer of shares by Rollins Holding Company, Inc.
                                                         to RFPS Investments I, L.P., a Georgia limited
                                                         partnership.

10.      12/31/02         1,359,000           D          Transfer of shares by RCTLOR, LLC, to RFPS
                                                         Investments I, L.P., a Georgia limited partnership.

11.      12/31/02         14,079,185          A          Receipt of shares from entities identified in Rider
                                                         II from RFPS Investments I, L.P., a Georgia limited
                                                         partnership.


1 A = Acquired; D = Disposed of

                             SUMMARY OF TRANSACTIONS

B. Gary W. Rollins ("GWR"):


         Date             # Shares           A/D2        Description

1.       11/22/02         383                 A          Gift of shares received by GWR.

2.       12/27/02         10,744              D          Gifts of shares made by GWR.

3.       12/27/02         5,012               A          Gift of shares received by GWR as Trustee for RRR's
                                                         grandchildren.

4.       12/31/02         68,400              D          Transfer of shares by GWR as co-Trustee for Randall
                                                         Rollins' grandchildren to RFPS Investments I, L.P.,
                                                         a Georgia limited partnership.

5.       12/31/02         10,419,000          D          Transfer of shares by LOR, Inc. to RFPS Investments
                                                         I, L.P., a Georgia limited partnership.

6.       12/31/02         382,264             D          Transfer of shares  by GWR as Trustee for Randall
                                                         Rollins' grandchildren to RFPS Investments I, L.P.,
                                                         a Georgia limited partnership.

7.       12/31/02         432,000             D          Transfer of shares by Rollins Holding Company, Inc.
                                                         to RFPS Investments I, L.P., a Georgia limited
                                                         partnership.

8.       12/31/02         1,359,000           D          Transfer of shares by RCTLOR, LLC, to RFPS
                                                         Investments I, L.P., a Georgia limited partnership.

9.       12/31/02         14,079,185          A          Receipt of shares from entities identified in Rider
                                                         II from RFPS Investments I, L.P., a Georgia limited
                                                         partnership.


2 A = Acquired; D = Disposed of


RIDER II

                                                   PERCENTAGE     NO. OF SHARES
                                                    OWNERSHIP      ROLLINS, INC.
                                                     IN L.P.*     CONTRIBUTED TO
                  REPORTING PERSON                                 PARTNERSHIP
-----------------------------------------------------------------------------------
GROUP A:
LOR, Inc.                                              74.0%         10,419,000
LOR Investment Company, LLC                              0.0                 **
Rollins Holding Company, Inc.                            3.1            432,000

GROUP B:
Grace C. Rollins                                         4.5            630,223
RWR Management Company, LLC                              0.6             81,316
RRR Grandchildren's Custodial Partnership I, L.P.        2.3            327,770
JR Partnership, L.P.                                     0.1             15,300
JPR Investment Partnership, L.P.                         0.2             26,500
The Richard R. Rollins, Jr. Grantor Trust                0.9            122,036
The Gary W. Rollins Trust                                0.7            102,000
RCTLOR, LLC                                              9.7          1,359,000
1997 RRR Grandchildren's Partnership                     0.5             68,400
MRLT Partners, L.P.                                      0.4             54,494
Pamela Renee Rollins                                     0.9            119,074
Timothy Curtis Rollins                                   0.9            123,536
Amy Rollins Kreisler                                     0.9            123,536
Nancy Rollins Griffith                                   0.5             75,000



* Amounts do not total 100% due to rounding (LOR Investment Company, LCC nevertheless has a percentage ownership)

** Reporting Person contributed $100,000 as its contribution to the Partnership.

The contribution of shares above represent contributions by the listed persons and entities to the RFPS Investments I, L.P. (RFPS I) made on December 31, 2002. Each person and entity has a resulting proportional beneficial ownership in RFPS I noted above.


                                       52
1574391